EXHIBIT 10.7

                               JAMES A. WEISFIELD
                           SUMMARY OF EMPLOYMENT TERMS
                               DATED JUNE 20, 1997

The following is a summary of terms of employment with Play By Play Toys & Novelties, Inc. following the expiration of the Employment Agreement dated June 20,1996.

Position:               Vice President, Premiums and Promotions.

Reports To:             Mark Gawlik, President

Salary:                 $150,000 per year effective as of June 20,1997.

Vacation:               Three weeks per year.

Sick Pay:               As per Company Policy.

Medical Benefits:       Continued coverage as presently provided under Company's
                        medical plan(s).

Car Allowance:          As presently provided at $750 per month.

Stock Option Plan:      Employee is eligible for participation in the Company's
                        Play by Play Toys & Novelties, Inc. 1994 Incentive Plan.

Other Benefits:         As presently provided, Employee is eligible for such
                        other benefits as are available to the Company's
                        President, except for the President's Bonus Plan.
                        Employee would be considered eligible for participation in such future incentive plans as the Company may see fit to provide for its other Vice Presidents (such as 401(k) plan, employee stock purchase plan, or similar benefits which are not presently available).

Bonus Plan:             For the 1997 calendar year, Employee will receive a
                        bonus equal to 2% of all sales made by the Premiums and Promotions Division during the 1997 calendar year which are over and above Two Million Dollars. This Bonus , if any, will be paid on or before January 30,1998.

                        For the 1998 calendar year, Employee will receive incentive pay as follows:

                        o If sales are $5 million , the bonus is $35,000

                        o If sales are greater than $5 million, then an additional incentive would be paid on sales above $5 million as follows depending on the type of sales and the gross margins of each type:

                        Percent of excess sales                Combined Sales
                          paid as added bonus                Gross Margin Range
                                  1%                              22%-23.5%
                                1.25%                            23.6%-25.9%
                                 1.6%                             26% and up

                        Once the incentive compensation is due, Company will pay it on a quarterly basis with the last amounts being paid by January 30, 1999.

Termination:            Employee may be terminated without cause upon 3 months
                        written notice. Company reserves the right to pay
                        Employee in lieu of notice. Employee may be terminated
                        for cause at any time and without notice.
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                        In the event of termination, Company will pay all
                        amounts due per the above terms.

                                 /s/ JAMES A. WEISFIELD

                                 /s/ MARK A. GAWLIK